PADGETT, STRATEMANN & CO., L.L.P.
Certified Public Accountants
and Business Advisors

December 27, 1999

Securities and Exchange Commission
Washington, DC  20549

We were previously the independent accountants for POWERCOLD CORPORATION, and on March 5, 1999, we reported on the consolidated financial statements of POWERCOLD CORPORATION as of and for the two years ended December 31, 1998. On December 14, 1999, we resigned as independent accountants of POWERCOLD CORPORATION.

We have read POWERCOLD CORPORATION's statements included under Item 4 of its Form 8-K, dated December 21, 1999, and we agree with such statements.

Sincerely,

/s/Padgett, Stratemann & Co., L.L.P.

Padgett, Stratemann & Co., L.L.P.
Certified Public Accountants

1635 N.E. Loop 410, Suite 700 - San Antonio, Texas 78209-1684
Telephone (210) 828-6281 - Fax (210)826-8606

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